Exhibit 3.2
AMENDED AND RESTATED BYLAWS
OF
IPG PHOTONICS CORPORATION
Effective as of March 5, 2019

SECTION I
Certificate of Incorporation and Bylaws
1.1 Conflicts. In the event of any conflict between the provisions of these bylaws and the provisions of the certificate of incorporation of IPG Photonics Corporation (the "Corporation"), the provisions of the certificate of incorporation shall govern.
1.2 References. In these bylaws, references to the certificate of incorporation and bylaws mean the provisions of the certificate of incorporation of the Corporation and these bylaws, respectively, as from time to time in effect.
SECTION II
Offices
2.1 Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.
2.2 Other Offices. The Corporation may also have offices at such other places within or without the State of Delaware as the board of directors may from time to time determine or the business of the Corporation may require.
SECTION III
Stockholders
3.1 Location of Meetings. All meetings of stockholders shall be held at such place, if any, within or without the State of Delaware, as shall be designated from time to time by the board of directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.
3.2 Annual Meeting. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the board of directors from time to time. Any other proper business may be transacted at the annual meeting. The Corporation may postpone, adjourn, recess, reschedule or cancel any annual meeting of stockholders previously scheduled by the board of directors.
3.3 Notice of Meeting. Whenever stockholders are required or permitted to take any action at a meeting, a notice of meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communication, if any, by which the stockholders or proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting.
3.4 Stockholder List. The Corporation shall prepare at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, either (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (b) at the principal place of business of the Corporation during the Corporation's ordinary business hours. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 3.4 or to vote in person or by proxy at any meeting of stockholders.
3.5 Quorum of Stockholders. The holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law, the certificate of incorporation or these bylaws. In the absence of a quorum, the chairman of the meeting or, in absence of the chairman, the stockholders so present, by a majority in voting power thereof, may adjourn the meeting from time to time in the manner provided in Section 3.6 of these bylaws until a quorum shall attend.
3.6 Adjournment. Any meeting of stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, or means of remote communication, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
3.7 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors' count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.
3.8 Action by Vote. Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Voting at meetings of stockholders need not be by written ballot, unless so directed by the chairman of the meeting. Except as otherwise provided by these bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 3.8 of these bylaws, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election). All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless a different or minimum vote is required by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange or quotation system applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon.
In order for any incumbent director to become a nominee of the board of directors for further service on the board of directors, such person must submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in an election that is not a Contested Election, and (ii) acceptance of that resignation by the board of directors in accordance with the policies and procedures adopted by the board of directors for such purpose. In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the nominating and corporate governance committee, or such other committee designated by the board of directors pursuant to these bylaws, shall make a recommendation to the board of directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The board of directors shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results. The committee in making its recommendation and the board of directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.
3.9 Proxy Representation. Any stockholder entitled to vote at a meeting or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.
3.10 Action Without Meetings. Unless otherwise restricted in the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.
3.11 Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The board of directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the board of directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
3.12 Notice of Stockholder Business and Nominations.
(a) Annual Meetings of Stockholders.
(i) Nominations of persons for election to the board of directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation's notice of meeting (or any supplement thereto), (B) by or at the direction of the board of directors, (C) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 3.12 is delivered to the secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 3.12 or (D) with respect to nominations, by any Eligible Stockholder who complies with the requirements of Section 3.14 of these bylaws.
(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Section 3.12, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such proposed business other than the nominations of persons for election to the board of directors must constitute a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (A) as to each person whom the stockholder proposes to nominate for election as a director (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder and (2) such person's written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (2) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder's notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation, (5) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (6) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination, and (7) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements of this Section 3.12 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.
(iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 3.12 to the contrary, in the event that the number of directors to be elected to the board of directors at an annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (a)(ii) of this Section 3.12 and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 3.12 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.
(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the board of directors or (ii) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 3.12 is delivered to the secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 3.12. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (a)(ii) of this Section 3.12 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.
(c) General.
(i) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 3.12 or Section 3.14 of these bylaws shall be eligible to be elected at an annual meeting of stockholders of the Corporation to serve as directors, only such persons who are nominated in accordance with the procedures set forth in this Section 3.12 shall be eligible to be elected at a special meeting of stockholders of the Corporation, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 3.12. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 3.12 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder's nominee or proposal in compliance with such stockholder's representation as required by clause (a)(ii)(C)(6) of this Section 3.12) and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 3.12, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 3.12, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.12 and Section 3.14 of these bylaws, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder and must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(ii) For purposes of this Section 3.12, "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
(iii) Notwithstanding the foregoing provisions of this Section 3.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.12; provided however, that any references in these bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 3.12 (including paragraphs (a)(i)(C) and (b) hereof), and compliance with paragraphs (a)(i)(C) and (b) of this Section 3.12 shall be the exclusive means for a stockholder to make nominations or submit other business (other than nominations made pursuant to Section 3.14 of these bylaws or, as provided in the penultimate sentence of (a)(ii), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 3.12 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals or nominations in the Corporation's proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (B) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the certificate of incorporation.
3.13 Fixing Date for Determination of Stockholders of Record.
(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix a record date, which shall not be more than sixty (60) days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
3.14 Proxy Access.
(a) Whenever the board of directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 3.14, the Corporation shall include in its proxy statement, on its form proxy and on any ballot distributed at such annual meeting, in addition to any persons nominated for election by the board of directors or any committee thereof, the name, together with the Required Information (defined below), of any person nominated for election (the “Stockholder Nominee”) to the board of directors by a stockholder or group of no more than 20 stockholders that satisfies the requirements of this Section 3.14 (such stockholder or stockholder group, including each member thereof to the extent the context requires, the “Eligible Stockholder”), and who expressly elects at the time of providing the notice required by this Section 3.14 (the “Notice of Proxy Access Nomination”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 3.14. For purposes of this Section 3.14, in calculating the number of stockholders in a group seeking to qualify as an Eligible Stockholder, two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be counted as one stockholder. In the event that the Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in these bylaws, including the Minimum Holding Period (defined below), shall apply to each member of such group; provided, however, that the Required Ownership Percentage (defined below) shall apply to the ownership of the group in the aggregate. For purposes of this Section 3.14, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act, and if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of each Stockholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 3.14, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law or regulation, and the Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.
(b) To be timely, the Notice of Proxy Access Nomination must be addressed to the secretary of the Corporation and received by the Secretary of the Corporation no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the Corporation issued its proxy statement for the previous year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is more than thirty (30) days before or after the anniversary date of the prior year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the Notice of Proxy Access Nomination must be received at the principal executive offices of the Corporation no earlier than one hundred fifty (150) days before such annual meeting and no later than the later of one hundred twenty (120) day before such annual meeting or the tenth (10th) day following the day on which public announcement (as defined in Section 3.12(c)(ii) above) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting, commence a new time period (or extend any time period) for the giving of the Notice of Proxy Access Nomination as described above.
(c) The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two and (ii) 20% of the total number of directors in office (rounded down to the nearest whole number) as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 3.14 (the “Final Proxy Access Nomination Date”). In the event that one or more vacancies for any reason occurs after the Final Proxy Access Nomination Date but before the date of the annual meeting and the board of directors resolves to reduce the size of the board of directors in connection therewith, the maximum number of Stockholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. The following individuals shall be counted as one of the Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 3.14 has been reached: (i) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 3.14 whom the board of directors decides to nominate as a nominee of the board of directors, (ii) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 3.14 but whose nomination is subsequently withdrawn, (iii) any individual who was previously elected to the board of directors as a Stockholder Nominee at any of the preceding two annual meetings and who is nominated for election at such annual meeting by the board of directors as a nominee of the board of directors and (iv) any director in office or director candidate who, in each case, will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or understanding between the Corporation and a stockholder or group of stockholders (other than such agreement, arrangement or understanding entered into in connection with an acquisition of stock, by such stockholder or group of stockholders, from the Corporation). Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 3.14 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 3.14 exceeds the maximum number of nominees provided for in this Section 3.14. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 3.14 exceeds the maximum number of nominees provided for in this Section 3.14, the highest ranking Stockholder Nominee who meets the requirements of this Section 3.14 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the Corporation’s outstanding common stock each Eligible Stockholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the Corporation. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 3.14 from each Eligible Stockholder has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements of this Section 3.14 (y) thereafter is nominated by the board of directors or (z) thereafter is not included in the Corporation’s proxy materials or is not submitted for election as a director, in either case, as a result of the Nominating Stockholder becoming ineligible or withdrawing its nomination, the Stockholder Nominee becoming unwilling or unable to serve on the board of directors or the Eligible Stockholder or the Stockholder Nominee failing to comply with the provisions of this Section 3.14, no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for director election in substitution thereof.
(d) For purposes of this Section 3.14, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses both:
(i) the full voting and investment rights pertaining to the shares; and
(ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;
(y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or
(z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party would have, the purpose or effect of:
(1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares; and/or
(2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or its affiliates.
A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares on five (5) business days’ notice and recalls such loaned shares within five (5) business days of being notified that its Stockholder Nominee will be included in the Corporation’s proxy materials for the applicable annual meeting and holds such shares through such annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined by the board of directors or any committee thereof, in each case, in its sole discretion. For purposes of this Section 3.14, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations of the Exchange Act. An Eligible Stockholder shall include in its Notice of Proxy Access Nomination the number of shares it is deemed to own for the purposes of this Section 3.14.
(e) In order to make a nomination pursuant to this Section 3.14, an Eligible Stockholder must have owned (as defined above) the Required Ownership Percentage of the Corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period as of both the date the Notice of Proxy Access Nomination is received by the secretary of the Corporation in accordance with this Section 3.14 and the record date for determining the stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 3.14, the “Required Ownership Percentage” shall be 3% or more based on the number of shares of common stock outstanding of the Corporation as publicly reported in the Corporation’s most recently filed Form 10-K or Form 10-Q. For purposes of this Section 3.14, the “Minimum Holding Period” is 3 years. Within the time period specified in this Section 3.14 for delivering the Notice of Proxy

Access Nomination, an Eligible Stockholder must provide the following information in writing to the Secretary of the Corporation:
(i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is received by, the secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after (A) the record date for the annual meeting (if, prior to the record date, the Corporation (1) has made a public announcement of such record date or (2) delivered a written notice of the record date (including by electronic mail) to the Eligible Stockholder) or (B) the date on which the Corporation delivered to the Eligible Stockholder written notice (including by electronic mail) of the record date (if such notice is provided after the record date), written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;
(ii) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;
(iii) the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 3.12 of these bylaws;
(iv) the consent of each Stockholder Nominee to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected;
(v) a representation that the Eligible Stockholder:
(A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent,
(B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting,
(C) has not nominated and will not nominate for election any individual as a director at the annual meeting, other than its Stockholder Nominee(s),
(D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting, other than its Stockholder Nominee(s) or a nominee of the board of directors,
(E) agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the meeting or applicable to the filing and use, if any, of soliciting material,
(F) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,
(G) as to any two or more funds whose shares are aggregated to count as one stockholder for the purpose of constituting an Eligible Stockholder, within five business days after the date of the Notice of Proxy Access Nomination, will provide to the Corporation documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy the requirements of the second sentence of subsection (a) of this Section 3.14,
(H) intends to present its Stockholder Nominee at the annual meeting (either in person or through a qualified representative), and
(I) will not distribute any form of proxy for the annual meeting other than the form distributed by the Corporation;
(vi) an undertaking that the Eligible Stockholder agrees to:
(A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation;
(B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 3.14; and
(C) file with the SEC any solicitation materials with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder; and
(vii) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.
(f) Within the time period specified in this Section 3.14 for delivering the Notice of Proxy Access Nomination, a Stockholder Nominee must deliver to the secretary of the Corporation (which shall be deemed to be part of the Stockholder Notice for purposes of this Section 3.14):
(i) the information required with respect to persons whom a stockholder proposes to nominate for election or reelection as a director by Section 3.12 of these bylaws;
(ii) a written representation and agreement that such person:
(A) will act as a representative of all of the stockholders of the Corporation while serving as a director and comply with all of the duties of directors under applicable law;

(B) is not and will not become a party to (I) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (II) any Voting Commitment that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with such Stockholder Nominee’s fiduciary duties under applicable law;
(C) is not or will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation;
(D) will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, as well as the applicable provisions of these bylaws (including, but not limited to, Section 3.8 of these bylaws to the extent applicable) and the rules and regulations of the SEC and any stock exchange applicable to the Corporation; and
(E) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects (and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).
At the request of the Corporation, the Stockholder Nominee(s) must submit all completed and signed questionnaires required of directors and officers of the Corporation. The Corporation may request such additional information as necessary to permit the board of directors to determine if each Stockholder Nominee satisfies the requirements of this Section 3.14 or if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the Corporation’s directors.
(g) In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s rights to omit a Stockholder Nominee from its proxy materials as provided in this Section 3.14.
(h) The Corporation shall not be required to include, pursuant to this Section 3.14, a Stockholder Nominee in its proxy materials for any meeting of stockholders, any such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation:
(i) if the secretary of the Corporation receives a notice (whether or not subsequently withdrawn) that a stockholder has nominated any person for election to the board of directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 3.12 of these bylaws;

(ii) who is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the board of directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the board of directors in its sole discretion;
(iii) whose election as a member of the board of directors would cause the Corporation to be in violation of these bylaws, the certificate of incorporation, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is traded, or any applicable state or federal law, rule or regulation;
(iv) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914;
(v) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;
(vi) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;
(vii) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the board of directors or any committee thereof, in each case, in its sole discretion; or
(viii) the Eligible Stockholder or applicable Stockholder Nominee breaches or fails to comply with its obligations pursuant to these bylaws, including, but not limited to, this Section 3.14 and any agreement, representation or undertaking required by this Section 3.14.
(i) Notwithstanding anything to the contrary set forth herein, the board of directors or the chairman of the meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:
(i) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder shall have breached its or their obligations under this Section 3.14, as determined by the board of directors or the chairman of the meeting of stockholders, in each case, in its or his sole discretion; or
(ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 3.14.
(j) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but withdraws from or becomes ineligible or unavailable for election at the annual meeting will be ineligible to be a Stockholder Nominee pursuant to this Section 3.14 for the next two annual meetings. For the avoidance of doubt, this Section 3.14(j) shall not prevent any stockholder from nominating any person to the board of directors pursuant to and in accordance with Section 3.12 of these bylaws.

(k) The board of directors (or any other person or body authorized by the board of directors) shall have the exclusive power and authority to interpret the provisions of this Section 3.14 of these bylaws and make, in good faith, all determinations deemed necessary or advisable in connection with this Section 3.14 to any person, facts or circumstances.
(l) No stockholder shall be permitted to join more than one group of stockholders to become an Eligible Stockholder for purposes of nominations pursuant to this Section 3.14 per each annual meeting of stockholders.
(m) This Section 3.14 shall be the exclusive method for stockholders to include nominees for director in the Corporation’s proxy materials.
(n) For the avoidance of doubt, this Section 3.14 shall not apply to special meetings of stockholders.
SECTION IV
Directors
4.1 Number and Tenure. The board of directors shall be constituted as provided in the certificate of incorporation of the Corporation. The directors need not be stockholders. The directors shall be elected at the annual meeting of the stockholders in accordance with the Certificate of Incorporation and shall hold office until their successors are elected and qualified or until such director's earlier death, resignation or removal.
4.2 Powers. The business of the Corporation shall be managed by or under the direction of the board of directors, which shall have and may exercise all the powers of the Corporation and do all such lawful acts and things as are not prohibited by law or the certificate of incorporation or directed or required to be exercised or done by the stockholders.
4.3 Vacancies. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the board of directors for any cause shall be filled by a majority of the remaining members of the board of directors, although such majority is less than a quorum, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified. When one or more directors shall resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action by writing thereon to take effect when such resignation or resignations shall become effective. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these bylaws as to the number of directors required for a quorum or for any vote or other actions.
4.4 Committees. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Except as the board of directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the board of directors or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these bylaws for the conduct of business by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors upon request.
4.5 Regular Meeting. Regular meetings of the board of directors may be held at such place within or without the State of Delaware and at such times as the board of directors may from time to time determine. A regular meeting of the directors may be held immediately after and at the same place as the annual meeting of the stockholders.
4.6 Special Meetings. Special meetings of the board of directors may be held at any time and at any place within or without the State of Delaware when called by the chairman of the board of directors, the president, or by one-third or more in number of the directors. Notice thereof shall be given to each director by the secretary, the chairman of the board of directors, the president or by any one of the directors calling the meeting at least twenty-four (24) hours before the special meeting.
4.7 Quorum. Except as may be otherwise provided by law, the certificate of incorporation or these bylaws, at any meeting of the directors a majority of the directors then in office shall constitute a quorum; a quorum shall not in any case be less than one-third of the total number of directors constituting the whole board. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.
4.8 Action by Vote. Except as may be otherwise provided by law, the certificate of incorporation or these bylaws, when a quorum is present at any meeting, the vote of a majority of the directors present shall be the act of the board of directors.
4.9 Action Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing or by electronic transmission or transmissions, and such writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the board of directors or of such committee. Such consent shall be treated for all purposes as the act of the board of directors or of such committee, as the case may be.
4.10 Participation in Meetings by Conference Telephone. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors or of any committee thereof may participate in a meeting of such board of directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at such meeting.
4.11 Compensation. Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors or a committee of the board of directors shall have the authority to fix from time to time the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and the performance of their responsibilities as directors and may be paid a fixed sum for attendance at each meeting of the board of directors and/or a stated salary as director. No such payment shall preclude any director from serving the Corporation or its parent or subsidiary corporations in any other capacity and receiving compensation therefor. The board of directors may also allow compensation for members of special or standing committees for service on such committees.
4.12 Resignation or Removal of Directors. Unless otherwise provided by law or the certificate of incorporation, any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at an election of directors. Any director may resign at any time by delivering a resignation in writing or by electronic transmission to the chairman of the board of directors, the president or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time; and without in either case the necessity of its being accepted unless the resignation shall so state. No director resigning and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the Corporation) no director removed shall have any right to receive compensation as such director for any period following the director's resignation or removal, or to the fullest extent permitted by law, any right to damages on account of such removal, whether the director's compensation be by the month or by the year or otherwise; unless in the case of a resignation, the board of directors, shall in its discretion provide for compensation.
SECTION V
Notices
5.1 Form of Notice. Whenever, under the provisions of law, or of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, such notice may be given by mail, addressed to such director or stockholder, at the director's or stockholder's address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Except as otherwise provided by law notice may also be given by telegram, cable, facsimile, commercial delivery service, telex or other means of electronic transmission, addressed to such director or stockholder at the address thereof as such address appears on the records of the Corporation, the transmission charge, if any, to be paid by the Corporation or the person sending such notice and not by the addressee. Oral notice or other in-hand delivery (in person or by telephone) shall be deemed given at the time it is actually given.
5.2 Waiver of Notice. Whenever notice is required to be given under the provisions of law, the certificate of incorporation or these bylaws, a waiver thereof, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders, directors or members of a committee of the board of directors need be specified in any waiver of notice.
SECTION VI
Officers and Agents
6.1 Enumeration; Qualification. The officers of the Corporation shall consist of a chairman of the board of directors, a chief executive officer, a president, a treasurer, a secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint, including without limitation one or more vice presidents. Any officer may be, but none need be, a director or stockholder, except that the chairman shall be a member of the board of directors. Any two or more offices may be held by the same person. Any officer may be required by the board of directors to secure the faithful performance of the officer's duties to the Corporation by giving bond in such amount and with sureties or otherwise as the board of directors may determine.
6.2 Powers. Subject to law, the certificate of incorporation and these bylaws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to the officer's office and such additional duties and powers as the board of directors may from time to time designate.
6.3 Election. The board of directors at its first meeting after each annual meeting of stockholders shall choose a chairman, a president, a chief executive officer (in addition to or in lieu of a president), a secretary and a treasurer. Other officers may be appointed by the board of directors at such meeting, at any other meeting or by written consent. At any time or from time to time, the board of directors may delegate to any officer their power to elect or appoint any other officer or any agents.
6.4 Tenure. Each officer shall hold office until the first meeting of the board of directors following the next annual meeting of the stockholders and until a successor is elected and qualified unless a shorter period shall have been specified in terms of the officer's election or appointment, or in each case until the officer sooner dies, resigns, or is removed. Each agent of the Corporation shall retain authority at the pleasure of the board of directors, or the officer by whom the agent was appointed or by the officer who then holds agent appointive power.
6.5 Chairman, President, Chief Executive Officer and Vice Presidents.
(a) The chairman of the board of directors shall be a member of the board of directors, an officer of the Corporation and, if present, shall preside at each meeting of the board of directors and of the stockholders, and may delegate the authority to act as chair of the meeting of stockholders to any officer or agent of the Corporation. The chairman of the board shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his office which may be required by law and all such other duties as are properly required of him by the board of directors. Except where by law the signature of the president is required, the chairman of the board of directors shall possess the same power as the president to sign all certificates, contracts, and other instruments of the Corporation which may be authorized by the board of directors.
(b) The president shall act in a general executive capacity and shall assist the chairman of the board and/or the chief executive officer in the administration and operation of the Corporation's business and general supervision of its policies and affairs. If a chief executive offier shall not be appointed, the president shall, in the absence of or because of the inability to act of the chairman of the board, perform all duties of the chairman of the board and (if also a director) preside at all meetings of stockholders and of the board of directors.
(c) The chief executive officer shall act in a general executive capacity and shall assist the chairman of the board in the administration and operation of the Corporation's business and general supervision of its policies and affairs. If a president shall not be appointed, then the chief executive officer appointed by the board shall perform the duties of the president. The chief executive officer shall possess the same power as the president to sign all certificates, contracts, and other instruments of the Corporation which may be authorized by the board of directors. The chief executive officer shall, in the absence of or because of the inability to act of the chairman of the board, perform all duties of the chairman of the board and (if also a director) preside at all meetings of stockholders and of the board of directors.

(d) The chairman, president, chief executive officer, or treasurer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the Corporation.
(e) Any vice presidents shall have such duties and powers as shall be designated from time to time by the board of directors, the chairman, the president or the chief executive officer.
6.6 Treasurer and Assistant Treasurers.
(a) Except as determined by the board of directors, the treasurer shall be the chief financial officer of the Corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be assigned to the treasurer from time to time by the board of directors, the chairman of the board of directors, the president or the chief executive officer.
(b) Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the board of directors, the chairman of the board of directors, the president, chief executive officer or the treasurer.
6.7 Secretary and Assistant Secretaries.
(a) The secretary shall record all proceedings of the stockholders, the board of directors and committees of the board of directors in a book or series of books to be kept therefor and shall file therein all writings of, or related to, action by stockholder or director consent. In the absence of the secretary from any meeting, an assistant secretary, or if there is none or each assistant secretary is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. Unless a transfer agent has been appointed, the secretary shall keep or cause to be kept the stock and transfer records of the Corporation, which shall contain the names and record addresses of all stockholders and the number of shares registered in the name of each stockholder. The secretary shall have such other duties and powers as may from time to time be designated by the board of directors, the chairman of the board of directors, the president or chief executive officer.
(b) Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the board of directors, the chairman of the board of directors, the president, chief executive officer or the secretary.
6.8 Resignation and Removal. Any officer may resign at any time by delivering a resignation in writing or by electronic transmission to the chairman, the president, the chief executive officer, the secretary or a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in any case the necessity of its being accepted unless the resignation shall so state. The board of directors may at any time remove any officer either with or without cause. The board of directors may at any time terminate or modify the authority of any agent. No officer resigning and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the Corporation) no officer removed shall have any right to any compensation as such officer for any period following the officer's resignation or removal, or to the fullest extent permitted by law any right to damages on account of such removal, whether the officer's compensation be by the month or by the year or otherwise; unless the board of directors shall in its discretion provide for compensation.

6.9 Vacancies. If the office of the chairman of the board of directors, the president, the chief executive officer or the treasurer or the secretary becomes vacant, the board of directors may elect a successor by vote of a majority of the directors. If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that office may choose a successor. Each such successor shall hold office for the unexpired term of the predecessor, and in the case of the chairman of the board of directors, the president, the chief executive officer, the treasurer and the secretary until a successor is chosen and qualified, or in each case until such officer sooner dies, resigns, is removed or becomes disqualified.
SECTION VII
Capital Stock
7.1 Stock Certificates. The shares of the Corporation shall be represented by certificates, provided that the board of directors may provide by resolution that some or all of any or all classes or series of it stock shall be uncertificated shares. Each stockholder of stock represented by certificates shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by the stockholder, in such form as shall, in conformity to law, the certificate of incorporation and the bylaws, be prescribed from time to time by the board of directors. Such certificate shall be signed by two authorized officers of the Corporation, including but not limited to the chairman, the president, the chief executive officer, or a vice-president, the treasurer, an assistant treasurer, the secretary or an assistant secretary. Any of the signatures on the certificate may be facsimiles. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if the signatory were such officer, transfer agent, or registrar at the time of its issue.
7.2 Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner's legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
SECTION VIII
Transfer of Shares of Stock
8.1 Transfer on Books.
(a) Subject to any restrictions with respect to the transfer of shares of stock, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the board of directors or the transfer agent of the Corporation may reasonably require. Except as may be otherwise required by law, the certificate of incorporation or these bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto and to be held liable for such calls and assessments, if any, as may lawfully be made thereon, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the Corporation.
(b) It shall be the duty of each stockholder to notify the Corporation of the stockholder's post office address.
SECTION IX
General Provisions
9.1 Dividends. Dividends upon the capital stock of the Corporation may be declared by the board of directors at any regular or special meeting of the board of directors or by unanimous written consent, pursuant to law. Dividends may be paid in cash, property or shares of the Corporation’s capital stock, subject to the provisions of the certificate of incorporation.
9.2 Payment of Dividends. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
9.3 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.
9.4 Fiscal Year. The fiscal year of the Corporation shall begin on the first of January in each year and shall end on the last day of December in that year, unless otherwise determined by the board of directors.
9.5 Seal. The board of directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the word "Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. The seal may be altered from time to time by the board of directors.
9.6 Form of Records. Any records maintained by or on behalf of this Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method or one or more electronic networks or databases, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.
9.7 Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation or these bylaws or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Chancery Court of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.7.
SECTION X
Indemnification
10.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors.
10.2. Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however , that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section X or otherwise.
10.3. Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section X is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
10.4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Section X shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
10.5. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other Corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
10.6. Amendment or Repeal. Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.
10.7. Other Indemnification and Prepayment of Expenses. This Section X shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
SECTION XI
Amendments
Except as set forth in the certificate of incorporation, these bylaws may be altered, amended or repealed or new bylaws may be adopted by the board of directors when such power is conferred upon the board of directors by the certificate of incorporation or by the holders of at least sixty-six and two-third percent (66 ⅔%) in voting power of the shares of the Corporation’s outstanding capital stock. If the power to adopt, amend or repeal bylaws is conferred upon the board of directors by the certificate of incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.